Exhibit 99

News Release
[LOGO]	First Midwest Bancorp, Inc.		First Midwest Bancorp 300 Park Blvd., Suite 400 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Michael L. Scudder
EVP, Chief Financial Officer
(630) 875-7283
TRADED:	Nasdaq		Steven H. Shapiro
SYMBOL:	FMBI		EVP, Corporate Secretary
(630) 875-7345
www.firstmidwest.com
FIRST MIDWEST REPORTS FIRST QUARTER UP 6.3%
1st QUARTER 2004 HIGHLIGHTS:
	*	EPS Increased 6.3% to $.51 vs. $.48 Last Year
	*	Total Assets Up 13.2% Compared to 1st Quarter 2003
	*	20% Improvement in Nonperforming Assets Compared to 4th Quarter 2003
	*	Commercial Loan Demand Strengthening
	*	CoVest Banc Successfully Integrated

ITASCA, IL, APRIL 21, 2004 - First Midwest Bancorp, Inc. ("First Midwest") (Nasdaq: FMBI), the premier relationship-based franchise in the wealthy and growing suburbs of Chicago, today reported that its net income for first quarter ended March 31, 2004 increased by 6.3% on a per diluted share basis to $24.0 million, or $0.51 per diluted share, from 2003's first quarter of $22.7 million, or $0.48 per diluted share. Performance for first quarter 2004 resulted in an annualized return on average assets of 1.42%, as compared to 1.53% for first quarter 2003, and an annualized return on average equity of 18.0%, as compared to 18.4% for first quarter 2003.

"I am pleased to report another solid quarter of performance," First Midwest President and Chief Executive Officer John O'Meara stated. "Higher net interest income and lower credit costs were the main contributors to first quarter 2004 results. The higher level of net interest income in 2004 was fueled by earning asset growth, the result of the acquisition of CoVest Bancshares on December 31, 2003 and continued corporate loan growth. Having seamlessly integrated CoVest in February, we continue to focus on the tight control of our operating costs. Subsequent quarters should see the full impact of the cost savings that have been implemented at CoVest."

"Recent signs of further economic strength, as measured by economic output and employment statistics, are beginning to be reflected in a movement to higher interest rates," O'Meara said. "First Midwest's earnings are positively influenced by higher interest rates, which improve the spreads on commercial lending portfolios and slow prepayments on our mortgage-backed securities. With $38.4 million in unrealized securities gains as of March 31, 2004, First Midwest can be patient as it awaits the normalization of interest rates, which is widely anticipated later this year. We reaffirm our earlier 2004 diluted earnings per share guidance of $2.15 to $2.20."

Net Interest Margin

First Midwest's net interest income increased 9.1% to $56.9 million for first quarter 2004 as compared to $52.1 million for 2003's first quarter. This increase was due to earning asset growth of $685.1 million from first quarter 2003, which was primarily due to the acquisition of CoVest on December 31, 2003. Net interest margin for first quarter 2004 was 3.97%, down from 4.06% for first quarter 2003 and 4.01% for fourth quarter 2003.

Loan Growth and Funding

First Midwest's total loans of $4.1 billion at March 31, 2004 were 19.6% higher than at March 31, 2003 and 1.4% higher than at December 31, 2003. This growth from first quarter 2003 was due primarily to the acquisition of $531 million in loans from CoVest on December 31, 2003. On a linked-quarter basis, corporate loans, consisting of commercial, real estate commercial and real estate construction lending, increased 2.4%. We remain optimistic about the prospects for commercial and real estate commercial loan growth over the balance of the year. Encouragingly, the pipeline of loan proposals under review by First Midwest is up significantly compared with 2003.

Total deposits for first quarter 2004 were $4.8 billion, as compared to $4.2 billion at March 31, 2003. The 14.1% increase is primarily attributed to deposits obtained through the acquisition of CoVest. Total deposits were relatively unchanged on a linked-quarter basis.

Noninterest Income and Expense

First Midwest's total noninterest income for first quarter 2004 was $17.4 million, a nominal decline of 2.1% from first quarter 2003. Excluding certain transactions, noninterest income increased 4.1%. In first quarter 2004, these transactions included security gains totaling $1.9 million and offsetting losses of $1.2 million from the early retirement of Federal Home Loan Bank advances, while in first quarter 2003, these transactions included the receipt of a $1.2 million litigation settlement and $0.5 million in gains realized from the sale of property. Noninterest income in 2004 reflected improved trust income and increased commissions earned from investment product sales offset by lower mortgage-related fee income. Service charge revenue increased in first quarter 2004 as compared to first quarter 2003 due to the CoVest acquisition, but this increase was offset by lower fees generated from accounts with insufficient funds and business deposit accounts.

Total noninterest expense for first quarter 2004 increased $3.4 million to $40.2 million, an increase of 9.1% from first quarter 2003. This increase was largely the result of greater expenses associated with operating the CoVest franchise, including higher employee-related expenses and increased net occupancy and equipment costs. First quarter 2004 expenses also included one-time costs of $650,000 attributed to the integration of CoVest and $491,000 of CoVest core deposit intangible amortization. First Midwest's efficiency ratio was 50.5% for first quarter 2004, up from 49.2% for first quarter 2003 primarily due to these higher noninterest expenses. First Midwest expects this ratio to improve as it fully integrates CoVest's operations in subsequent quarters.

Credit Quality

First Midwest's level of overall credit quality improved, with nonperforming assets decreasing by 18.7% in the first quarter of 2004 as compared to year-end 2003. At March 31, 2004, nonperforming loans represented 0.45% of loans, compared with 0.57% at December 31, 2003, as $7.1 million of loans restructured in second quarter 2003 were returned to performing status. Nonperforming assets totaled $23.5 million at March 31, 2004, down from $28.9 million at December 31, 2003. Loans past due 90 days and still accruing totaled $7.0 million at March 31, 2004, up from $3.4 million as of December 31, 2003. This increase was due to a single manufacturing credit that First Midwest is working rigorously to remediate.

Net charge-offs for first quarter 2004 improved to 0.17% of average loans, a 41.4% reduction from 0.29% for first quarter 2003. Consumer credit costs showed continued improvement, which should be sustained for the balance of the year. The ratio of the reserve for loan losses to total loans as of March 31, 2004 was 1.38%, while the provision for loan losses exceeded net charge-offs. The reserve for loan losses at March 31, 2004 represented 303% of nonperforming loans, which represents the highest coverage ratio over the past four quarters.

Capital Management

As of March 31, 2004 First Midwest's Total Risk Based Capital and Tier 1 Risk Based Capital ratios were 10.5% and 11.6%, respectively, exceeding the minimum "well capitalized" levels for regulatory purposes of 10.0% and 6.0%, respectively. First Midwest's Tier 1 Leverage Ratio as of such date was 8.0%, again exceeding the regulatory minimum range of 3.0% - 5.0% required to be considered a "well capitalized" institution.

First Midwest continued to repurchase its common stock during first quarter 2004. It purchased 162,100 shares at an average price of approximately $32.95 per share funded by cash on hand. As of March 31, 2004, approximately 1.4 million shares remained under First Midwest's existing repurchase authorization.

About the Company

First Midwest is the premier relationship-based banking franchise in the wealthy and growing suburban Chicago banking markets. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 66 offices located in 49 communities, primarily in northeastern Illinois.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in First Midwest Bancorp's 2003 Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. First Midwest does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

Accompanying Financial Statements and Tables
Accompanying this press release is the following unaudited financial information:

* Operating Highlights, Balance Sheet Highlights and Stock Performance Data (1 page)

* Condensed Consolidated Statements of Condition (1 page)

* Condensed Consolidated Statements of Income (1 page)

* Selected Quarterly Data and Asset Quality (1 page)

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables and certain additional unaudited selected financial information (totaling 3 pages) are available through the "Investor Relations" section of First Midwest's website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated April 21, 2004

Operating Highlights	Quarters Ended
Unaudited	March 31,

(Amounts in thousands except per share data)	2004		2003

Net income	$24,032		$22,730
Diluted earnings per share	$0.51		$0.48
Return on average equity	17.97%		18.39%
Return on average assets	1.42%		1.53%
Net interest margin	3.97%		4.06%
Efficiency ratio	50.53%		49.16%

Balance Sheet Highlights
Unaudited

(Amounts in thousands except per share data)	Mar. 31, 2004		Mar. 31, 2003

Total assets	$6,848,701		$6,050,593
Total loans	4,114,667		3,439,281
Total deposits	4,788,812		4,195,468
Stockholders' equity	524,129		492,822
Book value per share	$11.26		$10.58
Period end shares outstanding	46,537		46,582

Stock Performance Data	Quarters Ended
Unaudited	March 31,

	2004		2003

Market Price:
Quarter End	$34.22		$25.81
High	$34.29		$28.12
Low	$31.13		$24.89

Quarter end price to book value	3.0	x	2.4	x
Quarter end price to consensus estimated 2004 earnings	15.6	x	N/A
Dividends declared per share	$0.22		$0.19

First Midwest Bancorp, Inc.	Press Release Dated April 21, 2004

Condensed Consolidated Statements of Condition
Unaudited (1)	March 31,

(Amounts in thousands)	2004	2003

Assets
Cash and due from banks	$159,339	$161,094
Funds sold and other short-term investments	13,190	19,035
Securities available for sale	2,139,140	2,094,071
Securities held to maturity, at amortized cost	66,208	77,878
Loans	4,114,667	3,439,281
Reserve for loan losses	(56,628)	(48,020)

Net loans	4,058,039	3,391,261

Premises, furniture and equipment	92,021	81,312
Investment in corporate owned life insurance	147,688	142,658
Goodwill and other intangible assets	98,190	16,397
Accrued interest receivable and other assets	74,886	66,887

Total assets	$6,848,701	$6,050,593

Liabilities and Stockholders' Equity
Deposits	$4,788,812	$4,195,468
Borrowed funds	1,323,532	1,277,895
Subordinated debt - trust preferred securities	129,785	-
Accrued interest payable and other liabilities	82,443	84,408

Total liabilities	6,324,572	5,557,771

Common stock	569	569
Additional paid-in capital	67,812	70,418
Retained earnings	663,906	608,055
Accumulated other comprehensive income	22,909	43,239
Treasury stock, at cost	(231,067)	(229,459)

Total stockholders' equity	524,129	492,822

Total liabilities and stockholders' equity	$6,848,701	$6,050,593

  While unaudited, the Condensed Consolidated Statements of Condition have been prepared in accordance with accounting principles generally accepted in the United States and, as of March 31, 2003, are derived from quarterly financial statements on which Ernst & Young LLP, First Midwest's independent external auditor, has rendered a Quarterly Review Report; Ernst & Young is currently in the process of completing their Quarterly Review Report for the quarter ended March 31, 2004.

First Midwest Bancorp, Inc.	Press Release Dated April 21, 2004

Condensed Consolidated Statements of Income	Quarters Ended
Unaudited (1)	March 31,

(Amounts in thousands except per share data)	2004	2003

Interest Income
Loans	$54,645	$51,196
Securities	22,644	23,120
Other	100	249

Total interest income	77,389	74,565

Interest Expense
Deposits	13,669	15,169
Borrowed funds	4,817	7,255
Subordinated debt - trust preferred securities	2,014	-

Total interest expense	20,500	22,424

Net interest income	56,889	52,141
Provision for Loan Losses	1,928	2,530

Net interest income after provision for loan losses	54,961	49,611

Noninterest Income
Service charges on deposit accounts	6,241	6,281
Trust and investment management fees	2,962	2,553
Other service charges, commissions, and fees	3,632	3,468
Card-based fees	2,146	2,081
Corporate owned life insurance income	1,267	1,296
Security gains, net	1,939	66
(Losses) on early extinguishments of debt	(1,240)	-
Other	438	2,019

Total noninterest income	17,385	17,764

Noninterest Expense
Salaries and employee benefits	22,116	20,012
Net occupancy expense	4,103	3,679
Equipment expenses	2,242	1,912
Technology and related costs	2,035	2,331
Other	9,709	8,904

Total noninterest expense	40,205	36,838

Income before taxes	32,141	30,537
Income tax expense	8,109	7,807

Net Income	$24,032	$22,730

Diluted Earnings Per Share	$0.51	$0.48

Dividends Declared Per Share	$0.22	$0.19

Weighted Average Diluted Shares Outstanding	46,953	47,229

  While unaudited, the Condensed Consolidated Statements of Income have been prepared in accordance with accounting principles generally accepted in the United States and, for the quarter ended March 31, 2003, are derived from quarterly financial statements on which Ernst & Young LLP, First Midwest's independent external auditor, has rendered a Quarterly Review Report; Ernst & Young is currently in the process of completing their Quarterly Review Report for the quarter ended March 31, 2004.

First Midwest Bancorp, Inc.	Press Release Dated April 21, 2004

Selected Quarterly Data
Unaudited		Quarters Ended

(Amounts in thousands except per share data)	3/31/04	12/31/03	9/30/03	6/30/03	3/31/03

Net interest income	$56,889	$52,962	$52,007	$52,644	$52,141
Provision for loan losses	1,928	3,075	2,660	2,540	2,530
Noninterest income	17,385	19,419	15,772	21,215	17,764
Noninterest expense	40,205	37,109	37,551	37,954	36,838
Net income	24,032	24,199	21,202	24,647	22,730
Diluted earnings per share	$0.51	$0.52	$0.45	$0.53	$0.48
Return on average equity	17.97%	18.59%	16.73%	19.40%	18.39%
Return on average assets	1.42%	1.54%	1.33%	1.59%	1.53%
Net interest margin	3.97%	4.01%	3.90%	4.01%	4.06%
Efficiency ratio	50.53%	45.66%	48.72%	49.92%	49.16%

Period end shares outstanding	46,537	46,581	46,551	46,534	46,582
Book value per share	$11.26	$11.22	$10.94	$10.92	$10.58
Dividends declared per share	$0.22	$0.22	$0.19	$0.19	$0.19

Asset Quality
Unaudited	Quarters Ended

(Amounts in thousands)	3/31/04	12/31/03	9/30/03	6/30/03	3/31/03

Nonaccrual loans	$18,704	$15,930	$11,442	$9,423	$13,596
Restructured loans	-	7,137	7,219	7,328	-

Total nonperforming loans	$18,704	$23,067	$18,661	$16,751	$13,596
Foreclosed real estate	4,779	5,812	3,842	4,576	4,044
Loans past due 90 days and still accruing	6,977	3,384	4,806	5,723	7,497

Nonperforming loans to loans	0.45%	0.57%	0.53%	0.48%	0.40%
Nonperforming assets to loans plus foreclosed real estate	0.57%	0.71%	0.64%	0.61%	0.51%
Reserve for loan losses to loans	1.38%	1.39%	1.41%	1.40%	1.40%
Reserve for loan losses to nonperforming loans	303%	245%	263%	293%	353%

Provision for loan losses	$1,928	$3,075	$2,660	$2,540	$2,530
Net loan charge-offs	1,704	3,055	2,620	1,436	2,439

Net loan charge-offs to average loans	0.17%	0.35%	0.30%	0.17%	0.29%